Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Third Quarter 2021 Financial Results
Selected as Supplier of Infusion Pump Biomedical Services for Leading Global Medical Technology and Diagnostic Equipment Company Worth Expected $14 Million to $15 Million in Annual Revenue Potential
Received Pain Management Service Agreement with Leading U.S. Healthcare Provider
Reaffirms Full Year 2021 Guidance
Rochester Hills, Michigan, November 15, 2021 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2021.
2021 Third Quarter Overview:
•Net revenues totaled $26.6 million, an increase of 6% vs. prior year and up 7% sequentially.
◦ITS net revenue was $16.6 million, an increase of 6% vs. prior year and up 2% sequentially.
◦DME Services net revenue was $10.0 million, an increase of 5% vs. prior year and up 13% sequentially.
•Gross profit was $15.3 million, an increase of 1% vs. prior year.
•Gross margin was 57.4%, a decrease of 2.8% vs. prior year partly impacted by investments made to train additional technical staff to prepare for anticipated growth in biomedical services.
•Net loss of $0.4 million, or $(0.02) per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.5 million, a decrease of 27% vs. prior year primarily impacted by investments in the sales force to capture additional market share in Pain Management and Negative Pressure Wound Therapy ("NPWT") and the increased biomedical services training costs.
•Net cash provided by operations was $14.6 million, an increase of 15% vs. prior year.
Management Discussion
Richard DiIorio, Chief Executive Officer of InfuSystem, said, “In the third quarter, we achieved record revenue of $26.6 million, representing growth of 6% over the prior year period. More importantly, we made substantial progress in diversifying and extending our business by securing one new business relationship and being selected for an additional new business relationship, which we expect will drive significant growth in 2022 and future years. The first, involving our Pain Management business, was announced via a press release on November 2, 2021. The second, which we expect to announce in the coming weeks following negotiation and execution of a definitive agreement, relates to our expanding biomedical services business. Both of these new relationships have been in development over the course of the current year, and are expected to commence before the end of this fiscal year and are expected to begin making significant contributions to our top line in fiscal year 2022.
"As previously discussed, in anticipation of both growth in the business and expanded opportunities for its portfolio of therapies and services, beginning in the second quarter, the Company materially increased its investments to build its Pain and Wound Care sales teams. In the third quarter, we took additional steps to hire and train biomedical service technicians and to expand and prepare our facilities to accommodate the anticipated new business. The effect of these investments, which has not yet been matched by material new revenues, is seen in the lower Adjusted EBITDA gross margin, which came in at 21% for the third quarter. Operating cash flow remains strong, supporting the new business investment, and the end-of-quarter balance sheet shows approximately $43.6 million of liquidity and a debt to Adjusted EBITDA ratio of 1.30 times as of September 30, 2021."
Mr. DiIorio continued, “We firmly believe that the strategic investments we are making now and in 2022 will allow InfuSystem to enter into a period of growth significantly higher than seen in prior years, with this driven by strong industry trends in facilitating home care and our enhanced capabilities in biomedical services, which allow us to enter the acute care market. We believe our strategic actions and investments have been validated by the new business relationships, which involve large and highly-respected companies that selected InfuSystem over other established and well-qualified competitors. We see 2021 as being a transformative year, with the investments made allowing the Company to significantly expand its operating mix, including developing our DME operations into a business having growth potential on par with our new therapies in the ITS segment."
Two New Business Relationships
As discussed in the press release announcing the first new relationship, InfuSystem has been contracted to provide its Pain Management services to a top U.S. Healthcare provider with more than 12 million members. As part of the service agreement, InfuSystem will provide the customer with InfuBLOCK, its Pain Management Therapy, which includes electronic infusion pumps for continuous peripheral nerve block, a 24/7 clinical hotline, biomedical services and accompanying supplies.
In the second new relationship, a leading global medical technology and diagnostic equipment company down-selected InfuSystem to final negotiations for a pending contract, under which the Company would provide biomedical services to 800 hospital systems in the United States and Canada. As part of the anticipated three year base service agreement, InfuSystem would provide the customer with biomedical services, including annual preventative maintenance and repair solutions, to the customer's fleet of infusion pumps at the majority of its hospitals and other medical facilities under contract in North America. Service would be conducted on-site at most of the customer's 1,200 medical facilities or off-site at one of InfuSystem’s seven service centers. When finalized, this relationship the Company expects that the new contract would provide revenue potential of approximately $14 million to $15 million annually, with $8 million to $12 million expected in the first year of service. Although InfuSystem has been selected as a provider, the parties are currently negotiating the definitive agreement and there can be no assurances that the parties will enter into a final agreement on the Company's expected terms or expected timeline or at all.
“Looking ahead, we are reaffirming our annual full year 2021 guidance with net revenues anticipated to come in at the lower end of the range of $107.0 million to $110.0 million; Adjusted EBITDA anticipated to be in the range of $27.0 million to $28.0 million and Adjusted EBITDA margin to be 25%. Additionally, we project combined Pain Management and Wound Care revenues to be on a $15.0 million run rate during the 2021 fourth quarter. Our dedicated teams continue to successfully execute our growth initiatives providing us confidence for record revenue in 2021 and achieving significant double-digit, top-line growth in 2022 and beyond. As I have previously stated, I am extremely excited for the future of InfuSystem as we are transforming the Company for long-term success - delivering in-home healthcare services and improving patient outcomes,” concluded Mr. DiIorio.

2021 Third Quarter Financial Review
Net revenues for the quarter ended September 30, 2021 were $26.6 million, an increase of $1.4 million, or 5.7%, compared to $25.1 million for the quarter ended September 30, 2020. The increase was due to higher service and repair revenues and higher net revenue for all three ITS Segment therapies. These increases were partially offset by decreases in DME Services rental revenues and sales of medical equipment.
ITS net revenue of $16.6 million increased $0.9 million, or 6.0%, during the third quarter of 2021 as compared to the prior year period. This increase was primarily attributable to improved third party payer collections on billings for Oncology and additional treatment volume in both Pain Management and NPWT. Pain Management net revenue for the third quarter of 2021 increased as compared to the prior year third quarter due to additional sites of care added over the last year. NPWT was launched during the first quarter of 2020 but did not start to have measurable quarterly revenues until the second half of 2020.
DME Services net revenue of $10.0 million increased $0.5 million, or 5.2%, during the third quarter of 2021 as compared to the prior year period. This increase was mainly due to net revenues from the acquisitions of FilAMed and OB Healthcare which were acquired during the first quarter of 2021 and second quarter of 2021, respectively. These increases were partially offset by lower rental revenues and equipment sales due to a moderation in market demand for infusion pumps which demand was elevated during the third quarter of 2020 due to the COVID-19 pandemic.
Gross profit for the third quarter of 2021 of $15.3 million increased $0.1 million, or 0.9%, from $15.1 million for the third quarter of 2020. The increase was driven by the increase in net revenues offset partially by a lower gross profit as a percentage of net revenue (“gross margin”). Gross margin was 57.4% during the third quarter of 2021 as compared to 60.2% during the prior year, a decrease of 2.8%. Gross margin decreased in both the DME Services and ITS segments.
ITS gross profit was $10.6 million during the third quarter of 2021, representing an increase of $0.5 million compared to the prior year. The improvement reflected an increase in net revenues offset partially by a lower gross margin, which decreased from the prior year by 0.8% to 63.8%. The lower gross margin was the result of higher pump maintenance expenses and pump disposal costs as compared to the prior year. Pump maintenance expenses, which include preventative maintenance, cleaning and repair services mainly performed by the DME Services segment, were unusually low during the 2020 third quarter due to COVID-19 when we deployed a significant number of newly purchased pumps. Pump disposal expenses include retirements of damaged pumps and reserves for missing pumps.
DME Services gross profit during the third quarter of 2021 was $4.7 million, representing a decrease of $0.3 million, or 6.8%, compared to the prior year. This decrease was due to a lower gross margin offset partially by an increase in net revenues. The DME gross margin was 46.9% during the current quarter, which was 6.1% lower than the prior year. This decrease was the result of gross margin mix associated with lower rental revenues, an increase in labor costs related to an increase in biomedical technicians and an increase in freight expense. The increase in biomedical technician labor resulted from an increase in team members who were hired in order to increase the capacity in biomedical services in anticipation of increased biomedical services demand. These newly hired team members mainly spent their time training during the period but will be deployed to support higher demand and related revenue volumes in future quarters. The increase in freight expense was partially due to increased outbound shipping activities at the end of the third quarter of 2021 to deploy rental devices which will begin generating rental revenues during the 2021 fourth quarter.
Selling and marketing expenses for the third quarter of 2021 were $2.9 million, representing an increase of $0.7 million, or 32.4%, as compared to the third quarter of 2020. Selling and marketing expenses as a percentage of net revenues increased to 10.9% compared to the prior year period at 8.7%. This increase reflected $0.5 million in higher expenses for NPWT and Pain Management dedicated sales personnel hired during the 2021 second quarter and higher customer travel expenses. The additional sales team members represent a strategic investment to accelerate revenue growth for these therapies and the expense included in selling and marketing is a portion of an overall expense increase of $0.8 million for the third quarter of 2021 associated with this initiative, the remainder of which is included in general and administrative expense. These increases were partially offset by a reduction in expenses associated with a sales team reorganization completed in late 2020. The higher travel expenses occurred as travel restrictions related to COVID-19 were lifted earlier during the year. During the third quarter of 2020, when the COVID-19 related travel restrictions were at their peak, our sales team generally did not travel.
General and administrative (“G&A”) expenses for the third quarter of 2021 were $11.6 million, an increase of 34.7% from $8.6 million for the third quarter of 2020. The increase of $3.0 million was largely due to an increase in stock-based compensation expense of $1.3 million, $0.3 million in additional expenses related to the investments in NPWT and Pain Management, $0.2 million of additional G&A expenses for FilAMed and OB Healthcare, higher travel expenses and other increases including higher personnel and general business expenses. G&A expenses as a percentage of net revenues for the third quarter of 2021, increased to 43.5% compared to 34.2% for the prior year mainly reflecting the year-over-year increases partially offset by improved net revenue leverage over fixed costs.
Net loss for the third quarter of 2021 was $0.4 million, or $(0.02) per diluted share, compared to $2.9 million, or $0.14 per diluted share for the third quarter of 2020.
Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2021 was $5.5 million, or 20.7% of net revenue, and decreased by $2.1 million, or 27.3%, compared to Adjusted EBITDA for the same prior year quarter of $7.6 million, or 30.1% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the nine-month period ended September 30, 2021, operating cash flow increased to $14.6 million, a $1.9 million or 15% increase over operating cash flow during the same prior year nine-month period. The increase was due to a reduction in the amount of cash invested in working capital during the nine-month period of 2021 as compared to the same prior year period offset partially by a reduction in net income, as adjusted for noncash items. Capital expenditures, which include purchases of medical devices, totaled $10.3 million during the nine-month period of 2021 which was $4.2 million, or 33%, lower than the amount purchased during the same prior year period. Additionally, during the nine-month period of 2021, $7.7 million was used to complete the acquisitions of FilAMed and OB Healthcare.
On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. As a result, available liquidity increased substantially, totaling $43.6 million as of September 30, 2021, and consisted of $43.4 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.2 million. Net debt, a non-GAAP measure (calculated as total debt of $30.9 million less cash and cash equivalents of $0.2 million) as of September 30, 2021 was $30.7 million representing an increase of $1.6 million as compared to net debt of $29.2 million as of December 31, 2020 (calculated as total debt of $38.8 million less cash and cash equivalents of $9.6 million). This increase was the result of the acquisitions and capital expenditures which were partially offset by operating cash flows during the 2021 period.
Full Year 2021 Guidance
InfuSystem is reaffirming its annual guidance for the full year 2021 with net revenues estimated to come in at the lower end of the range of $107.0 million to $110.0 million; Adjusted EBITDA to be within the range of $27.0 million to $28.0 million; and operating cash flow projected to be within the range of $19.0 million to $22.0 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be 25% for the year. Additionally, the Company is projecting investing cash flows, which includes cash used to purchase medical devices and other capital expenditures and cash provided by the sale of used equipment, for the full year 2021 to be within the range of $12.0 million to $15.0 million.
The full year 2021 guidance reflects management’s current expectation for operational performance, given the current market conditions. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2020, filed on March 22, 2021. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Monday, November 15, 2021, at 9:00 a.m. Eastern Time to discuss its third quarter 2021 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10160295, through November 22, 2021.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and debt to Adjusted EBITDA Margin ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended September 30, 2021 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2021	2020	2021	2020

Net revenues	$26,566	$25,125	$75,863	$72,677
Cost of revenues	11,308	10,003	30,979	28,914
Gross profit	15,258	15,122	44,884	43,763

Selling, general and administrative expenses:
Provision for doubtful accounts	10	11	(99)	534
Amortization of intangibles	1,125	1,075	3,264	3,225
Selling and marketing	2,908	2,196	7,964	7,263
General and administrative	11,566	8,587	32,537	24,949

Total selling, general and administrative	15,609	11,869	43,666	35,971

Operating (loss) income	(351)	3,253	1,218	7,792
Other expense:
Interest expense	(270)	(283)	(909)	(1,018)
Other (expense) income	(44)	8	(150)	(20)

(Loss) Income before income taxes	(665)	2,978	159	6,754
Benefit from (provision for) income taxes	217	(38)	874	(92)
Net (loss) income	$(448)	$2,940	$1,033	$6,662
Net (loss) income per share
Basic	$(0.02)	$0.15	$0.05	$0.33
Diluted	$(0.02)	$0.14	$0.05	$0.31
Weighted average shares outstanding:
Basic	20,577,886	20,179,056	20,468,842	20,060,416
Diluted	20,577,886	21,663,414	21,995,216	21,637,481

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended September 30,		Better/ (Worse)
(in thousands)	2021	2020

Net revenues:
ITS	$16,581	$15,638	$943
DME Services (inclusive of inter-segment revenues)	11,425	10,946	479
Less: elimination of inter-segment revenues	(1,440)	(1,459)	19
Total	26,566	25,125	1,441
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,574	10,095	479
DME Services	4,684	5,027	(343)
Total	$15,258	$15,122	$136
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended September 30,		Better/ (Worse)
(in thousands)	2021	2020

Net revenues:
ITS	$48,826	$45,369	$3,457
DME Services (inclusive of inter-segment revenues)	31,521	31,263	258
Less: elimination of inter-segment revenues	(4,484)	(3,955)	(529)
Total	75,863	72,677	3,186
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	31,028	29,480	1,548
DME Services	13,856	14,283	(427)
Total	$44,884	$43,763	$1,121
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET (LOSS) INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

GAAP net (loss) income	$(448)	$2,940	$1,033	$6,662
Adjustments:
Interest expense	270	283	909	1,018
Income tax (benefit) provision	(217)	38	(874)	92
Depreciation	2,615	2,485	7,705	7,267
Amortization	1,125	1,075	3,264	3,225

Non-GAAP EBITDA	$3,345	$6,821	$12,037	$18,264

Stock compensation costs	1,955	659	4,962	1,222
Medical equipment reserve (1)	68	12	482	64
Office move expenses	—	—	—	17
Acquisition costs	7	—	154	—
SOX readiness costs	68	—	86	—
Management reorganization/transition costs	6	10	34	471
Contested proxy and other shareholder costs	—	—	—	30
Certain other non-recurring costs	46	53	(221)	57

Non-GAAP Adjusted EBITDA	$5,495	$7,555	$17,534	$20,125

GAAP Net Revenues	$26,566	$25,125	$75,863	$72,677
Non-GAAP Adjusted EBITDA Margin (2)	20.7%	30.1%	23.1%	27.7%
(1)Amounts represent a non-cash expense recorded as a reserve for missing medical equipment and is being added back due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of adjusted EBITDA, have been included for comparability.
(2)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	September 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$165	$9,648
Accounts receivable, net	15,845	14,720
Inventories	3,705	3,001
Other current assets	2,151	2,402

Total current assets	21,866	29,771
Medical equipment for sale or rental	1,540	1,603
Medical equipment in rental service, net of accumulated depreciation	36,431	35,611
Property & equipment, net of accumulated depreciation	4,426	4,296
Goodwill	3,710	—
Intangible assets, net	11,928	11,177
Operating lease right of use assets	3,859	4,461
Deferred income taxes	10,819	9,967
Other assets	207	105

Total assets	$94,786	$96,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,703	$6,779
Current portion of long-term debt	336	9,423
Other current liabilities	7,446	6,795

Total current liabilities	14,485	22,997
Long-term debt, net of current portion	30,559	29,378
Operating lease liabilities, net of current portion	3,287	3,864

Total liabilities	48,331	56,239

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; issued and outstanding 24,125,687 and 20,607,198, respectively, as of September 30, 2021, and issued and outstanding 23,816,193 and 20,297,704, respectively, as of December 31, 2020	2	2
Additional paid-in capital	89,385	84,785
Accumulated other comprehensive income	70	—
Retained deficit	(43,002)	(44,035)

Total stockholders’ equity	46,455	40,752

Total liabilities and stockholders’ equity	$94,786	$96,991

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2021	2020

OPERATING ACTIVITIES
Net income	$1,033	$6,662
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(99)	534
Depreciation	7,705	7,267
Loss on disposal of and reserve adjustments for medical equipment	848	150
Gain on sale of medical equipment	(1,588)	(2,949)
Amortization of intangible assets	3,264	3,225
Amortization of deferred debt issuance costs	132	13
Stock-based compensation	4,962	1,222
Deferred income taxes	(875)	16
Changes in assets - (increase)/decrease:
Accounts receivable	217	(1,490)
Inventories	(630)	(1,074)
Other current assets	251	75
Other assets	(102)	(114)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(513)	(869)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,605	12,668

INVESTING ACTIVITIES
Acquisition of business	(7,650)	—
Purchase of medical equipment	(9,645)	(11,955)
Purchase of property and equipment	(607)	(865)
Proceeds from sale of medical equipment, property and equipment	2,214	3,870
NET CASH USED IN INVESTING ACTIVITIES	(15,688)	(8,950)

FINANCING ACTIVITIES
Principal payments on long-term debt	(69,306)	(35,458)
Cash proceeds from long-term debt	61,654	31,861
Debt issuance costs	(386)	—
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,141)	(1,269)
Cash proceeds from stock plans	779	190
Common stock - issued	—	250
NET CASH USED IN FINANCING ACTIVITIES	(8,400)	(4,426)

Net change in cash and cash equivalents	(9,483)	(708)
Cash and cash equivalents, beginning of period	9,648	2,647
Cash and cash equivalents, end of period	$165	$1,939